UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2008

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5001 LBJ Freeway, Suite 850
Dallas, Texas 75244

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Directors

At a meeting on April 4, 2008, the Board of Directors of Crdentia Corp. (the “Company”) (i) increased the size of the Board from five directors to seven directors; and (ii) appointed David A. Jenkins and Raymond J. (Jay) Dunn, IV to fill the vacancies created thereby.  On April 10, 2008 the Company issued a press release regarding the new directors.  The press release is filed with this Current Report on Form 8-K as Exhibit 99.1.

Transactions with Fatboy Capital, LP

Mr. Jenkins is the managing member of the general partner of Fatboy Capital, LP (“Fatboy”).  In 2007, Fatboy purchased 5,800,000 shares of common stock and a warrant to purchase 2,733,333 shares of common stock from the Company for aggregate consideration of $1,840,000.

In consideration of advisory services, in October 2007 the Company issued a warrant to FatBoy to purchase up to 1,000,000 shares of common stock at $0.45 per share.

On January 15, 2008, the Company obtained a $1,000,000 loan from FatBoy to fund working capital needs. The loan was payable upon the earlier of (i) March 31, 2008 or (ii) the date of the closing of any refinancing of the Company’s prior secured indebtedness. The loan bore interest at the rate of eighteen percent (18%) per annum and interest on past-due principal and past-due interest accrued at the rate of twenty-four percent (24%) per annum and was payable on demand. The Company paid FatBoy a five percent (5%) commitment fee for the extension of the loan. MedCap Partners L.P. unconditionally guaranteed the Company’s obligations under the loan. The loan was repaid on February 22, 2008.

Transactions with Latin Healthcare Investments, LLC

Mr. Dunn is a cofounder and Managing Director of Latin Healthcare Investments, LLC (“Latin Healthcare”).  In 2007 Latin Healthcare purchased 2,500,000 shares of common stock and a warrant to purchase 1,250,000 shares of common stock from the Company for aggregate consideration of $750,000.

In consideration of advisory services, in October 2007 the Company issued a warrant to Latin Healthcare to purchase up to 225,000 shares of common stock at $0.45 per share.

Director Option Grants

On April 4, 2008, the Board of Directors approved the grant of an option to purchase 100,000 shares of the Company’s common stock to each of Thomas Herman and David Jenkins.  The options have an exercise price of $0.23 per share, the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on April 4, 2008.  The options vest and become exercisable over two years, with 50% of the shares subject to the options vesting on the first anniversary of the date of grant and the remaining 50% of the shares subject to the options vesting on the second anniversary of the date of grant.

Director Restricted Stock Grants

On April 4, 2008, the Board of Directors approved the grant of 100,000 restricted shares of the Company’s common stock to each of Robert Kenneth, William Nydam and Jay Dunn.  The shares of restricted stock vest over a two-year period. Assuming continued association with the Company, the first 50% of the shares shall vest on the first anniversary of the date of grant and the remaining 50% of the shares shall vest on the second anniversary of the date of grant.  The shares are valued at the fair market value of $0.23 per share, the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on April 4, 2008.

Suspension of Annual Director Grant Program

On April 4, 2008, the Board indefinitely suspended the Company’s program pursuant to which (i) non-employee directors were issued 3,333 shares of common stock (or options to purchase such shares) upon their election to the Board of Directors, and (ii) non-employee directors were thereafter issued 833 shares of common stock (or options to purchase such shares) in each of the following two years of their three year term, except for the chairman of the audit committee, who received an aggregate of 1,666 shares of common stock (or options to purchase such shares) in each of the following two years.

Chief Executive Officer Compensation

On April 4, 2008, the Company’s Board of Directors increased the annual base compensation of John Kaiser, the Company’s Chief Executive Officer, from $250,000 to $275,000.  In addition, Mr. Kaiser was granted 300,000 shares of restricted common stock.  Twenty-five percent (25%) of the restricted shares shall vest twelve (12) months after the date of grant. One-thirty-sixth (1/36th) of the remaining unvested shares shall vest at the end of the 13th month and each month thereafter, such that the shares will be one hundred percent (100%) vested after forty-eight (48) months of continuous services from date of grant.  The shares are valued at the fair market value of $0.23 per share, the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on April 4, 2008.

Chief Financial Officer Compensation

On April 4, 2008, the Company’s Board of Directors increased the annual base compensation of James J.  TerBeest, the Company’s Chief Financial Officer, from $220,000 to $250,000.  In addition, Mr. TerBeest was granted an option to purchase 200,000 shares of common stock.  The option has an exercise price of $0.23 per share, the last sale price of the Company’s common stock as reported on the OTC Bulletin Board on April 4, 2008.  The option vests with respect to 50% of the shares over four years from the date of grant based on continued service to Company. The option vests with respect to the remaining 50% of the shares if the Company completes a debt financing prior to the end of April 2008.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
99.1	Press Release of Crdentia Corp. dated April 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

April 10, 2008	By:	/s/ James J. Terbeest
James J. Terbeest
Chief Financial Officer